Exhibit 99.1

Mary Laschinger Elected to Stanley Black & Decker Board of Directors

NEW BRITAIN, Conn., Oct. 31, 2025 – Stanley Black & Decker (NYSE: SWK) today announced that Mary Laschinger, former Chair and Chief Executive Officer of Veritiv Corporation, has been elected to the company’s Board of Directors effective November 1, 2025.

Across her more than 30-year career, Laschinger has led global manufacturing and distribution businesses, providing strategic oversight across sales, supply chain, marketing, regulatory affairs and public policy.

“Mary brings extensive global expertise in complex manufacturing operations and product management, coupled with a proven record of driving sustainable business growth and operational excellence,” said Don Allan, Executive Chair of the Board, Stanley Black & Decker. “We are excited to welcome her to the Board, and we are confident that she will bring a valuable perspective that will be instrumental in shaping Stanley Black & Decker’s future and helping us achieve our goals of advancing our long-term growth strategy, extending our industry leadership, and delivering sustained value creation for shareholders.”

Laschinger was previously Chair and Chief Executive Officer of Veritiv Corporation, a leading North American business-to-business packaging and distribution solutions company, from July 2014 until her retirement in September 2020. Before joining Vertiv, Laschinger served as Senior Vice President of International Paper from 2007 to July 2014, and as President of the xpedx distribution business from January 2010 to July 2014, having held roles of increasing responsibility across sales, marketing, manufacturing, and supply chain after joining the company in 1992. Prior to joining International Paper, Laschinger held various positions in sales, marketing, and supply chain at James River Corporation, Kimberly-Clark Corporation, and Shopko Corporation (Department Store).

Laschinger currently serves on the Board of Directors of ITT, a diversified manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial and energy markets; and Kellanova, previously Kellogg Company, a global leader in food manufacturing. Laschinger is also a member of the Executive Advisory Council for Apollo Global Management.

She holds a bachelor’s degree in business from the University of Wisconsin, an MBA from the University of Connecticut, and completed postgraduate studies in executive management at the Kellogg School of Management at Northwestern University.

About Stanley Black & Decker

Founded in 1843 and headquartered in the USA, Stanley Black & Decker (NYSE: SWK) is a worldwide leader in Tools and Outdoor, operating manufacturing facilities globally. The Company’s approximately 48,000 employees produce innovative end-user inspired power tools, hand tools, storage, digital jobsite solutions, outdoor and lifestyle products, and engineered fasteners to support the world’s builders, tradespeople and DIYers. The Company’s world-class portfolio of trusted brands includes DEWALT®, CRAFTSMAN®, STANLEY®, BLACK+DECKER® and Cub Cadet®. To learn more, visit www.stanleyblackanddecker.com or follow Stanley Black & Decker on Facebook, Instagram, LinkedIn and X.

Media Contact:

Debora Raymond

Vice President, Public Relations

debora.raymond@sbdinc.com

203-640-8054